Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR THIRD QUARTER 2009
— Operations Right-Sized to Economic Environment —
— Diversified Revenue Initiatives Generated 37% of Revenue —
— Operating Expenses Down 20% and Capital Investment Reduced 69% —
— Free Cash Flow of $16.1 Million, Up from $6.2 Million —
          SIOUX FALLS, SD, October 21, 2009 — LodgeNet Interactive Corporation (Nasdaq:LNET) today reported quarterly revenue of $121.1 million compared to $135.3 million in the third quarter of 2008, and operating income of $5.3 million compared to operating income of $4.6 million in the third quarter of 2008. The Company reported a net loss of $(5.0) million compared to a net loss of $(6.3) million for the third quarter of 2008. Net loss attributable to common stockholders was $(6.6) million or $(0.30) per share (basic and diluted) for the third quarter of 2009 compared to $(6.3) million or $(0.28) per share (basic and diluted) for the prior year period. LodgeNet also reported $16.1 million in free cash flow (defined as cash provided by operating activities less cash used for investing activities, including growth-related capital) for the third quarter of this year compared to $6.2 million in the third quarter of 2008.
          The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended September 30,
	2009	2008
Total revenue	$121,122	$135,320
Operating income	5,294	4,625
Net loss	(4,982)	(6,278)
Net loss attributable to common stockholders	(6,627)	(6,278)
Net loss per common share (1)	$(0.30)	$(0.28)

Adjusted Operating Cash Flow (2)	$30,039	$34,611
Average shares outstanding (basic and diluted)	22,458,587	22,296,886

(1)	Based on the average shares outstanding for both basic and diluted.

(2)	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income (Loss) exclusive of depreciation, amortization, share-based compensation, impairment, and restructuring, integration and reorganization expenses and the effects of insurance recoveries.

LodgeNet Q3 2009 Earnings 2-2-2-2
          “We delivered on our financial guidance for the third quarter as we continued to proactively manage our business through the current economic environment,” said Scott C. Petersen, LodgeNet Chairman and CEO. “Our strategic initiatives, focused on cost control and diversified revenue growth, are continuing to drive free cash flow and improvement in our profitability metrics. As a result, year-to-date income from operations is up more than 180% and free cash flow has expanded by more than 360% as compared to the first three quarters of 2008.”
          Third Quarter strategic highlights include:
•	Diversified Revenue Initiatives: revenue up 8% to $44.8 million — equaled 37% of total revenue in the quarter — related gross profit up 30%.

•	Operating Expenses: reduced 20% to $22 million, compared to $27.4 million in 2008.

•	Capital Investment Activity: reduced by 69% to $4.5 million, compared to $14.7 million in 2008.

•	Income from Operations: up 15% to $5.3 million, compared to $4.6 million in 2008.

•	Adjusted Operating Cash Flow*: $30.0 million in the quarter, down from $34.6 million in the prior quarter.

•	Free Cash Flow**: increased to $16.1 million this quarter, compared to $6.2 million in 2008.
          “We continue to take a conservative approach in the management of our balance sheet,” said Gary H. Ritondaro, LodgeNet’s Chief Financial Officer. “In the quarter we decreased long-term debt by over $54 million and enhanced our debt and interest coverage leverage ratios; yet, we still had more than $26 million in cash at quarter’s end. Our operating and cost initiatives are driven by our focus on increasing free cash flow, which we will continue to utilize primarily for debt reduction in the near term. Based on our current cash position and the cash being generated by our business, we believe we are well positioned to continue maintaining compliance with our credit facility.”
          “We did see some signs of improvement in Guest Entertainment revenue during the quarter, but business travel and capital spending by our hotel customers continues to be soft,” continued Petersen. “With our strategic acquisitions in 2007 and the more efficient operational structure we now have in place, our business model has significant operating leverage which should produce benefits as hotel occupancies increase and consumer confidence returns. However, because the economic environment remains uncertain, we will continue to take a conservative approach to operating our business pending the economic recovery.”
RESULTS FROM OPERATIONS
THREE MONTHS ENDED SEPTEMBER 30, 2009 VERSUS
THREE MONTHS ENDED SEPTEMBER 30, 2008
          Total revenue for the third quarter of 2009 was $121.1 million, a decrease of $14.2 million or 10.5%, compared to the same period of 2008. The decrease in revenue was primarily from Guest Entertainment services, which was offset, in part, by revenue increases from Hotel Services, and System Sales and Related Services.
          Hospitality revenue, which includes Guest Entertainment, Hotel Services, and System Sales and Related Services, decreased $14.2 million or 10.7%, to $118.3 million for the third quarter of 2009 as compared to $132.5 million for the prior year quarter. Due to continued softness in the travel economy, hotel occupancy declined by 7.6% during the third quarter 2009 compared to the same period last year. Average monthly Hospitality revenue per room was $21.70 for the third quarter of 2009, a decrease of 8.8% as compared to $23.79 per room in the third quarter of 2008.
          Guest Entertainment revenue, which includes on-demand entertainment such as movies, games, music and other services delivered through the television, declined $17.4 million or 18.6%, to $76.4 million in the third quarter of 2009 versus the third quarter of 2008. Impacted by the 7.6% decline in occupancy and a conservative consumer buying pattern, average monthly Guest Entertainment revenue per room decreased 16.9% to $14.01 for the third quarter of 2009 compared to $16.85 for the third quarter of 2008. The decline during the third quarter was less than the decline during the first and second quarter of 2009, which had decreases of 23.0% and 20.4% respectively. Average monthly movie revenue per room was $13.11 for the third quarter of 2009, a 16.2% reduction as compared to $15.65 per room in the prior year quarter.

LodgeNet Q3 2009 Earnings 3-3-3-3
          Hotel Services revenue, which includes revenue paid by hotels for television programming and broadband Internet service and support, increased $1.9 million or 6.2%, to $32.6 million in the third quarter of 2009 versus $30.7 million for the third quarter of 2008. On a per-room basis, monthly Hotel Services revenue for the third quarter of 2009 increased 8.3% to $5.98 compared to $5.52 for the third quarter of 2008. Monthly television programming revenue per room increased 9.7% to $5.45 for the third quarter of 2009 as compared to $4.97 for the third quarter of 2008. This increase resulted primarily from the continued installation of high definition television systems and related TV programming services. Recurring broadband Internet revenue per room decreased to $0.51 for the third quarter of 2009 compared to $0.53 for the same period of 2008.
          System Sales and Related Services revenue, including sales of broadband Internet equipment, TV programming reception equipment, Internet conference services and HDTV installations services to hotels, increased $1.4 million or 17.1%, to $9.3 million during the third quarter of 2009 compared to $7.9 million in the third quarter of 2008. TV programming system sales accounted for $1.2 million of the growth and the balance was derived from sales of equipment and professional services to hotels.
          Other Revenue, including the sale of interactive systems and services to Healthcare facilities and revenue from Advertising and Media Services, was $2.8 million for both periods. Healthcare revenue was $1.2 million while Advertising and Media revenue remained stable at $1.6 million, despite the continued softness in the general economy.
          Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased 6.3% or $4.7 million, to $69.3 million in the third quarter of 2009 as compared to $74.0 million in the third quarter of 2008. The decrease in total direct costs was primarily due to decreased commissions and royalties of $5.5 million, which vary with revenue, and a reduction in recurring connectivity and other Internet support costs of $1.7 million, as a result of our cost reduction initiatives. Partially offsetting the reductions were increases to incremental system sales, equipment, and service costs of $1.4 million and incremental TV programming costs of $1.5 million, which varies with the number of rooms served and the services provided. Total direct costs as a percentage of revenue were 57.3% this quarter as compared to 54.7% reported for the third quarter of 2008. The percentage increase resulted from a change in the composition of our revenue and product mix, quarter over quarter, primarily from the increased percentage of revenue generated by TV programming and system sales, which generally have a lower margin than Guest Entertainment revenues.
          System Operations expenses decreased $4.0 million or 27.1%, to $10.9 million in the third quarter of 2009 as compared to $14.9 million in the third quarter of 2008. The decrease resulted from the synergies derived from the consolidation of the acquired On Command operations, our expense reduction initiatives implemented during 2008 and 2009, lower system service facilities, and fuel costs. As a percentage of revenue, System Operations expenses were 9.0% this quarter as compared to 11.0% in the third quarter of 2008. Per average installed room, System Operations expenses decreased 25.5% to $1.99 per room per month compared to $2.67 in the prior year quarter.
          Selling, General and Administrative (SG&A) expenses decreased $1.3 million or 10.4%, to $11.2 million in the current quarter as compared to $12.5 million in the third quarter of 2008. This decrease also resulted from achieving the expected synergies related to the consolidation of duplicative SG&A functions from our acquisitions and our expense reduction initiatives implemented during 2008 and 2009. As a percentage of revenue, SG&A expenses were flat at 9.2% in the current quarter as compared to the third quarter of 2008. SG&A expenses per average installed room decreased 8.5% to $2.05 as compared to $2.24 in the third quarter of 2008.
          Depreciation and amortization expenses decreased $4.8 million to $24.2 million in the third quarter of 2009 as compared to $29.0 million in the third quarter of 2008. The decline was due to assets becoming fully depreciated and the reduction in capital investments over the last two years. The current quarter’s depreciation and amortization expenses included $2.2 million of expense related to the amortization of acquired intangibles from the acquisition of StayOnline and On Command versus $2.6 million in the third quarter of 2008. As a percentage of revenue, total depreciation and amortization expenses were 20.0% in the third quarter of 2009 versus 21.4% in the third quarter of 2008.
          As a result of factors previously described, operating income increased 14.5% or $0.7 million, to $5.3 million in the third quarter of 2009 as compared to $4.6 million in the third quarter of 2008. Adjusted Operating Cash Flow, a non-GAAP measure which we define as operating income exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries, was $30.0 million for the third quarter of 2009 as compared to $34.6 million in the third quarter of 2008.

LodgeNet Q3 2009 Earnings 4-4-4-4
          Interest expense was $9.5 million in the third quarter of 2009 versus $10.5 million in the third quarter of 2008. The decrease resulted primarily from the change in weighted average long-term debt, which decreased to $521.3 million during the third quarter of 2009 from $615.2 million in the third quarter of 2008. The weighted average interest rate during the third quarter of 2009 was 7.24% versus 6.85% for the third quarter 2008. Interest expense for the third quarter of 2009 included $91,000 related to the unrealized loss on an interest rate swap.
          Net loss for the quarter was $(5.0) million compared to a net loss of $(6.3) million for the third quarter of 2008. Net loss attributable to common stockholders was $(6.6) million for the third quarter of 2009, compared to a net loss of $(6.3) million in the prior year quarter. Net loss per share attributable to common stockholders was $(0.30) for the third quarter of 2009 (basic and diluted) compared to $(0.28) (basic and diluted) in the third quarter of 2008.
          For the third quarter of 2009, cash provided by operating activities was $20.6 million as compared to $20.9 million in the third quarter of 2008. Cash used for property and equipment additions, including growth related capital, was $4.5 million. In July, we utilized $27.7 million of the proceeds from the sale of the convertible preferred stock to repay a portion of the Term B as required. In September, we made the required Term B quarterly payment of $1.4 million and also made an optional payment of $25.0 million. For the third quarter of 2008, cash used for property and equipment additions, including growth-related capital and other investing activities, was $14.7 million. During the third quarter of 2008, we made the required Term B repayment of $1.6 million and made an optional payment of $5.0 million against the Term B portion of the Credit Facility. The leverage ratio at the end of this quarter, calculated on a consolidated debt basis, was 3.92 times versus the covenant of 4.00 times. Cash as of September 30, 2009 was $26.1 million.
          During the quarter, we continued with our proactive plan to moderate capital investment. For the third quarter of 2009, we installed 4,748 new rooms and converted 6,692 rooms to our HD and digital platforms as compared to 15,004 new rooms and 12,992 converted rooms during the third quarter of 2008. New HD installations comprised 4,641, or 97.7%, of new systems installed in the current quarter, as compared to 13,574, or 90.5%, of new rooms, in the third quarter of 2008. During the quarter, we also converted 6,487 rooms, or 96.9%, to HD as compared to 12,732, or 98.0%, of converted rooms in the third quarter of 2008. The average investment per newly-installed HD room decreased to $237 per room during the third quarter of 2009, from $400 per room during the third quarter of 2008. Factors contributing to the $163 decline to our per room costs include: 1) larger average room size for properties installed, 2) lower allocated overhead costs, and 3) hotels contributing a greater share of total installation costs. The average investment per converted HD room also decreased, by 27.4%, to $217 during the third quarter of 2009, compared to $299 in the third quarter of 2008 due to the same general factors noted above.
Outlook
For the fourth quarter of 2009, LodgeNet expects to report revenue in the range of $111.0 million to $115.0 million. Adjusted Operating Cash Flow* in the fourth quarter of 2009 is expected to be in a range from $26.0 million to $29.0 million while Free Cash Flow** is anticipated to be in a range of $11.0 million to $12.0 million during the period. Additional guidance information for the fourth quarter of 2009 can be found in the Q3 2009 presentation slides, located under Company Presentations in the Investor Center section of the LodgeNet corporate website, www.lodgenet.com.

*    Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries.
**   Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities, including growth related capital.
The Company will also host a teleconference to discuss its results October 21, 2009, at 5:00 P.M. Eastern Time. A live webcast of the teleconference will also be available and can be accessed on the LodgeNet website at www.lodgenet.com. The webcast will be archived on the LodgeNet website for one month. Additionally, the Company has posted slides at its website under the For Investors, Company Presentations section, which will be referenced during the conference call.

LodgeNet Q3 2009 Earnings 5-5-5-5
Special Note Regarding the Use of Non-GAAP Financial Information
To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted operating cash flow, and free cash flow, which are non-GAAP measures derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP. Adjusted operating cash flow is a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects on insurance recoveries and equipment impairment included in Other Operating Income. These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance. We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring, reorganization or integration, interest payments on our debt, taxes and capital expenditures. Our method of computing these measures may not be comparable to other similarly titled measures of other companies.
About LodgeNet Interactive
LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves more than 1.9 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements.” When used in this press release and in the prepared remarks, as well as in response to the questions during the conference call, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to our 2009 guidance, including revenue, adjusted operating cash flow and free cash flow, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of economic conditions, including general financial conditions (including those represented recently by liquidity crises, government bailouts and assistance plans, bank failures, and recessionary threats and developments); the economic condition of the lodging industry, which can be particularly affected the financial conditions referenced above, as well as by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality and costs; technological developments by competitors; developmental costs, difficulties and delays; relationships with customers and property owners, in particular as we reduce capital investment; the availability of capital to finance growth; compliance with credit facility covenants; the impact of governmental regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q3 2009 Earnings 6-6-6-6
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	September 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$26,102	$10,800
Accounts receivable, net	59,991	63,620
Other current assets	9,108	9,107

Total current assets	95,201	83,527

Property and equipment, net	220,341	273,830
Debt issuance costs, net	6,684	9,117
Intangible assets, net	108,272	115,134
Goodwill	100,081	100,081
Other assets	11,013	8,097

Total assets	$541,592	$589,786

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$43,218	$44,291
Other current liability	—	1,446
Current maturities of long-term debt	6,429	7,597
Accrued expenses	21,490	23,870
Deferred revenue	14,704	17,168

Total current liabilities	85,841	94,372

Long-term debt	489,527	580,923
Other long-term liabilities	35,183	43,239

Total liabilities	610,551	718,534

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; Series B cumulative perpetual convertible, 10%, 57,500 issued and outstanding at September 30, 2009 (liquidation preference of $1,000 per share or $57,500,000 total); none issued or outstanding at December 31, 2008	1	—
Common stock, $.01 par value, 50,000,000 shares authorized; 23,126,914 and 23,014,164 shares outstanding at September 30, 2009 and December 31, 2008, respectively	231	230
Treasury stock, at cost: 530,000 shares at September 30, 2009 and December 31, 2008	(5,737)	(5,737)
Additional paid-in capital	385,998	332,649
Accumulated deficit	(420,293)	(416,056)
Accumulated other comprehensive loss	(29,159)	(39,834)

Total stockholders’ deficiency	(68,959)	(128,748)

Total liabilities and stockholders’ deficiency	$541,592	$589,786

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q3 2009 Earnings 7-7-7-7
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Hospitality	$118,298	$132,476	$360,213	$401,963
Other	2,824	2,844	10,983	10,492

Total revenues	121,122	135,320	371,196	412,455

Direct costs and operating expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality	67,184	71,487	202,893	215,020
Other	2,164	2,546	8,200	8,123
Operating expenses:
System operations	10,852	14,888	32,194	45,115
Selling, general and administrative	11,183	12,484	33,014	41,285
Depreciation and amortization	24,228	29,046	77,590	94,648
Restructuring charge	128	323	311	3,142
Other operating expense (income)	89	(79)	(86)	(947)

Total direct costs and operating expenses	115,828	130,695	354,116	406,386

Income from operations	5,294	4,625	17,080	6,069

Other income and (expenses):
Interest expense	(9,521)	(10,543)	(29,214)	(31,999)
Gain on extinguishment of debt	—	—	9,292	—
Loss on early retirement of debt	(683)	(76)	(1,224)	(155)
Other income (expense)	166	(10)	486	(23)

Loss before income taxes	(4,744)	(6,004)	(3,580)	(26,108)
Provision for income taxes	(238)	(274)	(657)	(642)

Net loss	(4,982)	(6,278)	(4,237)	(26,750)
Preferred stock dividends	(1,645)	—	(1,677)	—

Net loss attributable to common stockholders	$(6,627)	$(6,278)	$(5,914)	$(26,750)

Net loss per common share (basic and diluted)	$(0.30)	$(0.28)	$(0.26)	$(1.19)

Weighted average shares outstanding (basic and diluted)	22,458,587	22,296,886	22,431,867	22,397,466

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q3 2009 Earnings 8-8-8-8
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Nine Months Ended September 30,
	2009	2008
Operating activities:
Net loss	$(4,237)	$(26,750)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	77,590	94,648
Gain on extinguishment of debt (non-cash)	(9,292)	—
Unrealized loss on derivative instruments	412	—
Loss on early retirement of debt	1,224	155
Share-based compensation	1,331	1,735
Gain due to insurance proceeds	—	(815)
Insurance proceeds related to business interruption	—	815
Other, net	(675)	(32)
Change in operating assets and liabilities:
Accounts receivable, net	3,998	2,195
Other current assets	13	946
Accounts payable	(1,270)	(1,617)
Accrued expenses and deferred revenue	(5,364)	(8,580)
Other	(2,005)	691

Net cash provided by operating activities	61,725	63,391

Investing activities:
Property and equipment additions	(15,441)	(53,428)

Net cash used for investing activities	(15,441)	(53,428)

Financing activities:
Repayment of long-term debt	(63,768)	(14,698)
Payment of capital lease obligations	(1,148)	(1,066)
Borrowings on revolving credit facility	—	30,000
Repayments of revolving credit facility	—	(30,000)
Purchase of long-term debt	(23,685)	—
Proceeds from investment in long-term debt	3,814	—
Purchase of treasury stock	—	(4,662)
Proceeds from issuance of preferred stock, net of offering costs	53,696	—

Net cash used for financing activities	(31,091)	(20,426)

Effect of exchange rates on cash	109	(189)

Increase (decrease) in cash and cash equivalents	15,302	(10,652)
Cash and cash equivalents at beginning of period	10,800	25,569

Cash and cash equivalents at end of period	$26,102	$14,917

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q3 2009 Earnings 9-9-9-9
LodgeNet Interactive Corporation and Subsidiaries
Supplemental Data

	3rd Qtr ’09	2nd Qtr ’09	1st Qtr ’09	4th Qtr ’08	3rd Qtr ’08
Room Base Statistics
Total Rooms Served (1)	1,934,229	1,956,562	1,973,472	1,977,015	1,970,752
Total Guest Entertainment Rooms (2)	1,807,933	1,827,636	1,849,304	1,866,353	1,862,885
Total HD Rooms (3)	221,633	210,262	199,290	191,491	163,768
Percent of Total Guest Entertainment Rooms	12.3%	11.5%	10.8%	10.3%	8.8%
Total Television Programming (FTG) Rooms (4)	1,095,719	1,104,660	1,106,833	1,105,754	1,098,687
Percent of Total Guest Entertainment Rooms	60.6%	60.4%	59.9%	59.2%	59.0%
Total Broadband Internet Rooms (5)	206,914	219,260	229,184	229,003	227,880
Percent of Total Rooms Served	10.7%	11.2%	11.6%	11.6%	11.6%

Revenue Per Room Statistics (per month)

Hospitality
Guest Entertainment	$14.01	$13.60	$13.73	$13.75	$16.85
Hotel Services	5.98	6.02	5.90	5.55	5.52
System Sales and Related Services	1.71	1.76	2.63	1.84	1.42

Total Hospitality	21.70	21.38	22.26	21.14	23.79
Other (Healthcare and Advertising Media)	0.52	0.74	0.73	0.62	0.51

Total Revenue Per Room	$22.22	$22.12	$22.99	$21.76	$24.30
Based on average Guest Entertainment rooms

Summary Operating Results
(Dollar amounts in thousands)

Hospitality Revenue:
Guest Entertainment	$76,369	$74,980	$76,488	$76,739	$93,808
Hotel Services	32,617	33,200	32,889	30,970	30,714
System Sales and Related Services	9,312	9,693	14,664	10,250	7,954

Total Hospitality	118,298	117,873	124,041	117,959	132,476
Other Revenue (Healthcare and Advertising Media)	2,824	4,108	4,051	3,466	2,844

Total Revenue	$121,122	$121,981	$128,092	$121,425	$135,320
Adjusted Operating Cash Flow (6)	$30,039	$31,669	$34,604	$31,942	$34,611

Reconciliation of Adjusted Operating Cash Flow to Operating Income (Loss)
(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$30,039	$31,669	$34,604	$31,942	$34,611
Depreciation and Amortization	(21,992)	(24,022)	(24,638)	(26,247)	(26,430)
Amortization of Acquired Intangibles	(2,236)	(2,236)	(2,467)	(3,165)	(2,616)
Share Based Compensation	(389)	(670)	(271)	(540)	(542)
Impairment Charge	—	—	—	(11,212)	—
Restructuring Charge	(128)	(75)	(107)	(1,905)	(323)
Integration Expense	—	—	—	(13)	(75)

Operating Income (Loss)	$5,294	$4,666	$7,121	$(11,140)	$4,625

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Entertainment rooms receive one or more Guest Entertainment Services such as movies, video games, music or other interactive services.

[3]	HD rooms are equipped with high-definition capabilities.

[4]	Television programming (FTG) rooms receiving basic or premium television programming.

[5]	Represents rooms receiving high-speed Internet service included in total rooms served.

[6]	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income (Loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries.